CULLEN FUNDS TRUST
AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 13th day of April, 2006, to the Distribution Agreement, dated as of June 28, 2000, as amended on November 30, 2005 (the "Agreement"), is entered by and among CULLEN FUNDS TRUST, a Delaware statutory trust (the "Trust"), CULLEN CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, Paragraph 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CULLEN FUNDS TRUST		QUASAR DISTRIBUTORS, LLC

By:	/s/James P. Cullen	By:	/s/ James R. Schoenike

Printed Name:	Brooks H. Cullen	Printed Name:	James R. Schoenike

Title:	Vice President	Title:	President

CULLEN CAPITAL MANAGEMENT, LLC

By:	/s/Brooks H.. Cullen

Printed Name:	Brooks H. Cullen

Title:	Vice President